Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Prospectus constituting a part of this Amendment No. 1 to Registration Statement on Form S-1 (No. 333-226841), of our report dated March 30, 2018, relating to the financial statements of Titan Pharmaceuticals, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Our report contains an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ OUM & CO. LLP

San Francisco, California

August 30, 2018